Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:

James R. Heslop, II Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3219 JHeslop@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. is Set to Join Russell 3000® Index

MIDDLEFIELD, OHIO, May 25, 2023 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) is set to join the broad-market Russell 3000® Index after the 2023 Russell Indexes annual reconstitution, effective after the U.S. market opens on June 26, according to a preliminary list of additions posted May 19.

“We are pleased to rejoin the Russell 3000®, which reflects the financial and operating growth we have achieved under our long-term strategic plan,” stated James R. Heslop II, Middlefield’s Chief Executive Officer. “From December 31, 2012, to April 30, 2023, $100 invested in Middlefield’s stock has achieved a total return of $292.15 compared to $203.23 for the Nasdaq Bank Index, while our annualized dividend has increased from $0.52 in 2012 to $0.80 currently. We believe our awareness and exposure within the investment community will further increase as a member of the Russell 3000®, and we look forward to pursuing strategies that create long-term value for our shareholders.”

The annual reconstitution of the Russell Indexes captures the 4,000 largest U.S. stocks as of April 28, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its indexes primarily by objective, market-capitalization rankings and style attributes.

Investment managers and institutional investors widely use Russell Indexes for index funds and as benchmarks for active investment strategies. Approximately $12.1 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the Bank holding Company of The Middlefield Banking Company, with total assets of $1.73 billion at March 31, 2023. The Bank operates 21 full-service banking centers and an LPL Financial® brokerage office serving Ada, Beachwood, Bellefontaine, Chardon, Cortland, Dublin, Garrettsville, Kenton, Mantua, Marysville, Middlefield, Newbury, Orwell, Plain City, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

About FTSE Russell:

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell Index expertise and products are used extensively by institutional and retail investors globally. Approximately $20.1 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

FORWARD-LOOKING STATEMENTS

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.